Exhibit 6.4

Execution Version

EXCHANGE AND CONTRIBUTION AGREEMENT

AGREEMENT, dated as of May 12, 2016, by and between CHICKEN SOUP FOR THE SOUL PRODUCTIONS, LLC (“CSSPR”), CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC. (“Entertainment”), and TREMA, LLC (“Owner”).

WHEREAS, concurrently herewith, all of the assets, rights and liabilities of CSSPR and its affiliates relating to the production of distribution of television programming, online video content and motion pictures (“Video Content”) are being assigned to and assumed by Entertainment pursuant to the terms of a contribution agreement of even date herewith (“Contribution Agreement”);

WHEREAS, as of October 30, 2015, Owner purchased certain assets from Robert D. Jacobs (“RDJ”), including all rights of RDJ under the Employment Termination and Consulting Services Agreement, dated April 17, 2012, by and among Chicken Soup for the Soul Holdings, LLC, Chicken Soup for the Soul, LLC and RDJ (“Jacobs Rights and Interests”);

WHEREAS, the Jacobs Right and Interests include the right to certain payments relating to the production and distribution of Video Content;

WHEREAS, CSSPR estimates that the Jacobs Rights and Interests would require total future payments in excess of $1,182,000 to Owner that would otherwise be retained by Entertainment after giving effect to the Contribution Agreement;

WHEREAS, the making of such payments to Owner would reduce Entertainment’s valuation and cash flow;

WHEREAS, the parties hereto have agreed it is in their mutual interests to exchange (“Exchange”) Owner’s rights to receive any and all future payments on the Jacobs Rights and Interests for shares of the Class B common stock of Entertainment (“Class B Entertainment Stock”).

NOW THEREFORE, it is agreed by and among the undersigned, as follows:

1.          Exchange. It is hereby agreed that, concurrently with the execution of this Agreement and consummation of the Contribution Agreement, Owner will assign and transfer all of the Jacobs Rights and Interests to Entertainment in exchange for 159,432 shares of Class B Entertainment Stock issued by Entertainment (“Exchange Stock”).

2.          Compliance. CSSPR shall take, and cause its affiliates to take, all necessary and lawful measures to ensure all parties comply with the rights, obligations and liabilities of same under the terms of this Agreement.

3.          Taxes. Owner shall be responsible for all tax aspects of the Exchange, and neither CSSPR nor Entertainment, nor any other person, has or shall provide any tax advice or be responsible for the payment of any taxes on behalf of Owner with respect to same.

4.          Investment Representations. Owner hereby represents to CSSPR as follows: (a) it has consulted with legal counsel with respect to this Agreement and it understands that there will be investment risks with respect to the Exchange Stock; (b) it is aware that the Exchange Stock has not been registered under the Act, and that the Exchange Stock is deemed to constitute “restricted securities” under Rule 144 promulgated under the Act (“Rule 144”); (c) it understands that the Exchange Stock is being offered and sold pursuant to an exemption from registration contained in the Act based in part upon Owner’s representations contained in this Agreement; (d) it is obtaining the Exchange Stock for its own account and has no present intention of distributing or selling the Exchange Stock except as permitted under the Act and applicable state securities laws; (e) it has sufficient knowledge and experience in business and financial matters to evaluate Entertainment, its proposed activities and the risks and merits of this investment and has the ability to accept the high risk and lack of liquidity inherent in this type of investment; (f) it is directly knowledgeable with respect to, or has had had an opportunity to discuss with directors and officers of CSSPR, the business, management and financial affairs of Entertainment and has had access to any information it deems necessary to evaluate the investment represented by the Exchange Stock; (g) it understands that the Exchange Stock must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available; and (h) it been advised or is aware of the provisions of Rule 144, as in effect from time to time, which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Entertainment, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three month period not exceeding specified limitations.

5.          Registration Rights. Owner shall have the registration rights set forth on Schedule 5 hereto.

6.          Lockups. Owner hereby agrees that it shall execute and deliver any lockup agreement required of “insiders” by the private placement agent or any underwriter in connection with any initial public offering of CSS Entertainment’s common stock (“IPO”).

7.          Mutual Representations. Each party represents and warrants to the other parties as follows: it has all necessary company power and authorization to enter into and deliver this Agreement and to perform its obligations hereunder and thereunder, and no consent of any third party is required to be obtained by it in order for it to execute and deliver this Agreement or to perform its obligations hereunder. Upon its execution and delivery, this Agreement will be a valid and binding obligation of such party, enforceable in accordance with this Agreement’s terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

8.          No Encumbrances. Owner hereby represents and warrants to CSSPR that it is the sole owner of the Jacobs Rights and Interests, free and clear of all mortgages, liens and other encumbrances.

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9.          Reliance. Entertainment may rely on all representations, warranties and covenants made or undertaken by Owner in this Agreement at the time of issuance of the Exchange Stock, as if same had been made directly to Entertainment.

10.         Binding Nature. This Agreement is binding upon each party hereto and his heirs, executors, administrators, successors and assigns.

11.         Cooperation. The parties hereto shall cooperate to execute such other documents that are necessary to effectuate the terms of this Agreement.

12.         Governing Law. This Agreement shall be construed in accordance with the laws of the United States of America and the State of Delaware, without regard to its conflict of laws principles. Any and all disputes between the Parties arising from or related to this Agreement shall be heard and determined by binding arbitration before a single arbitrator, and judgment upon the award(s) rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall be named by the American Arbitration Association (“AAA”). Arbitration proceedings will be held in Connecticut under the Rules of Commercial Arbitration and under the institutional supervision of the AAA. Witnesses residing outside of the State of Connecticut may testify telephonically or via such other audio/visual means as the arbitrator approves. A final arbitral award against any Party in any proceeding arising out of or relating to this Agreement shall be conclusive. The foregoing provisions shall not limit the right of any party to commence any action or proceeding to compel arbitration, to obtain injunctive relief pending the appointment of an arbitrator, or to obtain execution of any award rendered in any such action or proceeding, in any other appropriate jurisdiction or in any other manner. The Parties consent to the jurisdiction of federal courts in Connecticut for such purpose.

13.         Counterparts. This Agreement may be executed in counterparts and may be executed by facsimile.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHICKEN SOUP FOR THE SOUL PRODUCTIONS LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Executive Chairman

TREMA, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Manager

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	Scott W. Seaton
Scott W. Seaton
Vice Chairman

Agreed, acknowledged and agreed:

CHICKEN SOUP FOR THE SOUL HOLDINGS, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chief Executive Officer

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Schedule 5

Registration Rights

(i)          The Exchange Stock and any shares of Class A Entertainment Stock issuable or issued to Owner upon the exchange of the Exchange Stock for same are referred to herein as “Registrable Securities.”

(ii)          At any time commencing after the earlier of the date of an IPO and the date Company otherwise becomes subject to the reporting requirements of the Exchange Act, if the Registrable Securities are not then otherwise freely saleable without volume restrictions under Rule 144, Owner and its transferees and assigns (the “Holders” and, each, individually, a “Holder”), shall have the right to demand, on three occasions, that Entertainment promptly file (and no later than 60 days after such demand) a registration statement (a “Demand Registration”) on appropriate form under the Act to register under the Act the resale of the Registrable Securities. Such demand may be made in writing to Entertainment on behalf of the Holders by holders of at least 51% in interest of the then outstanding Registrable Securities. The Registrable Securities of all Holders shall automatically be included in the Demand Registration upon any such demand.

(iii)        Entertainment will keep the Demand Registration effective and current until the earliest of (a) the date by which all the registered Registrable Securities have been sold and (b) the date that the Registrable Securities may be sold pursuant to Rule 144 without any volume restrictions.

(iv)        Entertainment will notify each Holder as expeditiously as possible following the effectiveness of the Demand Registration, and/or of any request by the Commission for the amending or supplementing of the Demand Registration or prospectus included in the Demand Registration (“Prospectus”). If the Prospectus is amended to comply with the requirements of the Securities Act, the Holders, if requested by Entertainment, will immediately cease making offers of the Registrable Securities and Entertainment will promptly provide the Holders with revised Prospectuses to enable the Holders to resume making offers of the Registrable Securities. Entertainment will promptly notify the Holders, if after delivery of a Prospectus to the Holders, that, in the judgment of Entertainment, it is advisable to suspend use of the Prospectus delivered to the Holders due to pending material developments or other events that have not yet been publicly disclosed and as to which Entertainment believes public disclosure would be detrimental to Entertainment. Upon receipt of such notice, each such Holder will immediately discontinue any sales of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended Prospectus or until such Holder is advised in writing by Entertainment that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus (such period of discontinuance is referred to herein as a “Black-Out Period”).

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(v)         If and whenever Entertainment is required by the provisions of this Agreement to effect the registration of any Registrable Securities under the Securities Act, Entertainment will:

(a)          as expeditiously as possible furnish to each Holder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Holder; and

(b)          as expeditiously as possible, notify each Holder, promptly after it receives notice thereof, of the time when such registration statement has become effective or a supplement to any Prospectus forming a part of such registration statement has been filed.

(vi)        In any registration statement in which Registrable Securities are included, Entertainment will bear all expenses and pay all fees incurred in connection therewith, excluding underwriting discounts and commissions payable with respect to the Registrable Securities, and fees and expenses of counsel and/or other experts retained by the Holders of the Registrable Securities but including the expenses of preparing the registration statement, filing it with the Commission and FINRA and having it declared effective (or cleared) by such agencies, and providing a reasonable number of copies of the applicable prospectus contained therein to the Holders.

(vii)       (a)          Entertainment shall indemnify the Holder of the Registrable Securities to be sold or resold pursuant to any registration statement hereunder and any underwriter or person deemed to be an underwriter under the Securities Act and each person, if any, who controls such Holder or underwriters or persons deemed to be underwriters within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act , against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which the Holder may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement, except to the extent (a) arising from information furnished (or omitted to be furnished) by or on behalf of the Holder, in writing, for specific inclusion in such registration statement or (b) because the Holder failed to suspend the use of such registration statement and discontinue any sales of Registrable Securities during a Black-Out Period (of which it was reasonably made aware by Entertainment) or failed to timely deliver a final prospectus to the purchasers of such Holder’s Registrable Securities. The Holder of the Registrable Securities to be sold or resold pursuant to such registration statement, and their successors and assigns, shall indemnify Entertainment, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which Entertainment may become subject under the Securities Act, the Exchange Act or otherwise, (a) arising from information furnished (or omitted to be furnished) by or on behalf of the Holder, in writing, for specific inclusion in such registration statement or (b) because the Holder failed to suspend the use of such registration statement and discontinue any sales of Registrable Securities during a Black-Out Period (of which it was reasonably made aware by Entertainment) or failed to timely deliver a final prospectus to the purchasers of such Holder’s Registrable Securities.

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(b)          If any action is brought against a party hereto (“Indemnified Party”) in respect of which indemnity may be sought against the other party (“Indemnifying Party”), such Indemnified Party shall promptly notify Indemnifying Party in writing of the institution of such action and Indemnifying Party shall assume the defense of such action, including the employment and fees of counsel reasonably satisfactory to the Indemnified Party. Such Indemnified Party shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by Indemnifying Party in connection with the defense of such action, or (ii) Indemnifying Party shall not have employed counsel to defend such action, or (iii) such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which may result in a conflict between the Indemnified Party and Indemnifying Party (in which case Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events, the reasonable fees and expenses of not more than one additional firm of attorneys designated in writing by the Indemnified Party shall be borne by Indemnifying Party. Notwithstanding anything to the contrary contained herein, if Indemnified Party shall assume the defense of such action as provided above, Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent.

(c)          If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Party), then Indemnifying Party agrees, in lieu of indemnifying such Indemnified Party, to contribute to the amount paid or payable by such Indemnified Party (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by Indemnifying Party on the one hand and by such Indemnified Party on the other or (ii) if (but only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of Indemnifying Party and of such Indemnified Party.

(d)          The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

(viii)      The Holder hereby agrees not to (and use its commercially reasonable efforts not to permit any of its affiliates to) “short sell” Entertainment’s securities through the date of effectiveness of the Registration Statement and shall not permit any securities owed by such Investor to be loaned or used by any broker or other person for short selling activities.

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(ix)         If Entertainment proposes to file a Registration Statement under the Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Entertainment (or by Entertainment and by the stockholders of Entertainment), other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Entertainment’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Entertainment or (iv) for a dividend reinvestment plan, then Entertainment shall give written notice of such proposed filing to all of the Holders as soon as practicable but not less than ten (10) days before the anticipated filing date of such registration statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registration a “ Piggyback Registration”). Entertainment shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested by the Holders pursuant to this subsection (ix) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Entertainment included in such registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an underwritten offering under this subsection (ix) shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering by Entertainment.

(x)          If the managing underwriter or underwriters in an underwritten registration that is otherwise to be a Piggyback Registration, in good faith, advises Entertainment and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of the common stock that Entertainment desires to sell, taken together with (i) the common stock, if any, as to which registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders hereunder (ii) the Registrable Securities as to which registration has been requested pursuant subsection (ix) hereof, and (iii) the common stock, if any, as to which registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Entertainment, exceeds the maximum number of securities that can be included in the opinion of such underwriter (“Maximum Number of Securities”), then:

(1)         If the Registration is undertaken for Entertainment’s account, Entertainment shall include in any such Registration (A) first, the common stock or other equity securities that Entertainment desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection (ix) hereof, pro rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Entertainment, which can be sold without exceeding the Maximum Number of Securities;

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(2)         If the Registration is pursuant to a request by persons or entities other than the Holders, then Entertainment shall include in any such Registration (A) first, the common stock or other equity securities, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection (ix), pro rata based on the number of Registrable Securities that each Holder has requested be included in such registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that Entertainment desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the common stock or other equity securities for the account of other persons or entities that Entertainment is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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